Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Zep Inc. Reports Record Revenue, Higher Profits for Third Quarter

Raw Materials Inflation Impacts Performance

•                  Revenue increases 9.7% to $168 million

•                  Adjusted Net Income increases 6.5% to $7.1 million

•                  Adjusted EPS grows 7.6% to $0.32

•                  Adjusted EBITDA expands 14.4% to $16.5 million

•                  Free Cash Flow improves 67.2% to $12.6 million

ATLANTA, July 7, 2011 (BUSINESS WIRE) — Zep Inc. (NYSE:ZEP), a leading producer and marketer of a wide range of cleaning and maintenance solutions, today reported financial results for the three-month and nine-month periods ended May 31, 2011.

•                  Revenue for the third quarter of fiscal 2011 increased $15 million or 9.7% to $168 million compared with $153 million of revenue generated in the same period a year ago.

•                  Net income reported for the third quarter of fiscal 2011 rose to $6.2 million, a 19.3% increase over $5.2 million in net income reported for the prior year period, while fully diluted earnings per share improved to $0.28, up 21.7% from earnings per fully diluted share of $0.23 in the third quarter of 2010.

•                  Adjusted net income for the quarter increased 6.5% to $7.1 million when compared to the prior year period; adjusted fully diluted earnings per share increased 7.6% to $0.32 compared to $0.30 for the same period a year ago.

•                  Adjusted earnings before interest, income tax, depreciation and amortization expenses and excluding restructuring, special items and acquisition-related expenses (adjusted EBITDA) totaled $16.5 million, an increase of 14.4% over adjusted EBITDA for the third quarter of 2010.

•                  Free cash flow (defined as operating cash flow less capital expenditures) totaled $12.6 million for the quarter, up 67.2% from the $7.5 million in free cash flow reported for the same period last year.

“I am pleased to report that we continued to deliver top-line growth on a year-over-year basis this quarter despite the tepid growth of the overall economy,” noted John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc.  “I am particularly pleased with our ability to continue to deliver strong free cash flow in the current environment, which is a key component of our strategy to grow through carefully targeted acquisitions that expand our channel footprint while also delivering tangible operational efficiencies and product distribution synergies.”

Adjusted gross profit for the quarter rose 3.6% to $78.6 million over the year-earlier third quarter, while adjusted gross profit as a percentage of sales declined 280 basis points, from 49.6% in last year’s third quarter to 46.8% in the third quarter of fiscal 2011.  The decline in gross profit as a percentage of sales was largely attributed to increased sales through acquired platforms, product mix resulting from quarterly promotional activity, and inflation in the cost of raw materials, particularly petroleum-based products.

“Like most manufacturers, we have been experiencing rising costs of raw materials, which we attempt to offset as much as possible through improved efficiencies and fixed cost reductions; however, the magnitude of commodity cost increases necessitated price increases to our customers,” said Morgan.  “Price increases enacted in the direct sales and service channel were successful in offsetting the impact of rising costs of raw materials on gross profit this quarter.  However, we will not begin realizing the benefit from price increases initiated in the retail and distribution channels until the fourth quarter of fiscal 2011.  We expect our gross profit margin in these channels to gradually improve as we realize the benefit of these price increases.”

Mr. Morgan’s further comments regarding the Company’s continued progress towards its strategic and operational initiatives included,  “Actions to drive sales in specific vertical sectors of the direct sales and services channel, such as food processing, are beginning to show results in the form of year-over-year gains, while integration of manufacturing operations in acquired distribution channels are close to completion.  In addition, the Company’s strategic focus on driving sales through newly acquired platforms, such as in automotive and industrial MRO distribution is resulting in year-over-year increases in revenue from these markets.”

The Company also reported that it is a defendant in a lawsuit filed by two of its sales representatives alleging that a subsidiary of the company failed to reimburse current and former California sales representatives for work-related expenses and failed to pay wages by assessing unlawful deductions from commissions. The Company believes that it has substantial factual and legal defenses to the claims made in the lawsuit and intends to assert these defenses aggressively.

Adjustments to Reported Results

The following table provides a reconciliation of adjusted earnings per diluted share to reported diluted earnings per share:

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
Reported (GAAP) Diluted Earnings Per Share	$0.28	$0.23	$0.60	$0.51
Incremental expense due to increased basis of acquired inventories	—	0.01	0.03	0.02
Restructuring Charges	—	0.06	0.04	0.07
Acquisition and Integration Costs	0.02	—	0.02	0.04
One-time revenue benefit from French licensee transaction	—	—	—	(0.03)
Wastewater disposal charges	—	—	0.04	—
Incremental legal costs associated with California matter	0.02	—	0.02	—
Gain on sale of building	—	—	(0.02)	—

Adjusted Diluted Earnings Per Share (a), (b)	$0.32	$0.30	$0.73	$0.61

(a)       We provide adjusted results that exclude restructuring charges, acquisition costs and other special items to reflect the impact of our initiatives to improve productivity. We provide adjusted information as an addition to, and not as a substitute for, financial measures presented in accordance with GAAP. We believe the adjusted presentation is a beneficial supplemental disclosure to investors in analyzing and assessing our past and future performance.

(b) Rounding may affect summary presentation of adjusted diluted earnings per share totals.

The unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table of adjusted operating results, which includes non-GAAP financial information that may or may not be referenced in this press release, including adjusted gross profit, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share. This non-GAAP financial information is provided to enhance the user’s overall understanding of our financial performance. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual or not indicative of our core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. Moreover, this non-GAAP information may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure in the tables at the end of this press release.

A more detailed discussion of our long-term objectives and financial goals may be found in our Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”). The Forms 10-K and 10-Q are available via our website at www.zepinc.com.

Conference Call

As previously announced, the company will host a conference call to discuss third quarter operating results on Thursday, July 7, 2011 at 8:30 a.m. ET.  The call and accompanying presentation will be webcast and may be accessed through the company’s website at www.zepinc.com or by dialing in at 719-325-2499, access code: 2923490.  A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal 2010 net sales of almost $570 million, is a leading producer and marketer of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets. We market these products and services under well recognized and established brand names, such as Zep(R), Zep Commercial(R), Zep Professional(TM), Enforcer(R), National Chemical(R), Selig(TM), Misty(R), Next Dimension(TM), Petro(R), i-Chem(R), TimeMist(R), TimeWick, MicrobeMax(TM), Country Vet(R), Konk(TM), Niagara National(TM) and a number of private labeled brands. Some of Zep’s brands have been in existence since the Company’s 1937 founding. Zep Inc.’s headquarters are in Atlanta, Georgia. Visit our website at www.zepinc.com.

Investor Contact:	Media Contact:
Tony Mezza	Michael Ares
Zep Inc.	Fleishman-Hillard
404-603-7762	404-739-0133

# # #

Forward Looking Statements

This release contains, and other written or oral statements made by or on behalf of Zep may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we or the executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents that are filed with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to, statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or our results. Examples of forward-looking statements in this press release include but are not limited to:  statements regarding the economic environment and the impact this environment has had or could have on our current and/or future financial results; statements regarding benefits that we may realize from our acquisitions and our restructuring activities; statements regarding investments that may be made in the future to grow the business, either organically or otherwise, in accordance with our strategic plan, or that may be made for other purposes; and statements and related estimates concerning the benefits that the execution of our strategic initiatives are expected to have on future financial results.

Our forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•                  economic conditions in general;

•                  customer and supplier relationships and prices;

•                  competition;

•                  ability to realize anticipated benefits from strategic planning initiatives and timing of benefits;

•                  market demand; and

•                  litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2010. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

# # #

Zep Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	MAY 31, 2011	AUGUST 31, 2010
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,930	$25,257
Accounts receivable, less reserve for doubtful accounts of $4,673 at May 31, 2011 and $4,995 at August 31, 2010	96,999	90,827
Inventories	71,761	53,192
Deferred income taxes	7,408	8,188
Prepayments and other current assets	10,189	9,779
Total Current Assets	194,287	187,243
Property, Plant, and Equipment, at cost:
Land	4,535	4,504
Buildings and leasehold improvements	59,350	58,224
Machinery and equipment	99,997	94,172
Total Property, Plant, and Equipment	163,882	156,900
Less - Accumulated depreciation and amortization	97,148	90,026
Property, Plant, and Equipment, net	66,734	66,874
Other Assets:
Goodwill	84,295	53,764
Identifiable intangible assets	66,257	30,271
Deferred income taxes	967	861
Other long-term assets	3,631	3,835
Total Other Assets	155,150	88,731
Total Assets	$416,171	$342,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$15,000	$15,000
Accounts payable	56,479	51,390
Accrued compensation	17,334	21,322
Other accrued liabilities	27,200	29,124
Total Current Liabilities	116,013	116,836
Long-term debt, less current maturities	126,725	77,150
Deferred Income Taxes	3,860	2,140
Self-Insurance Reserves, less current portion	3,444	5,420
Other Long-Term Liabilities	22,368	19,129
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 21,565,245 issued and outstanding at May 31, 2011, and 21,335,922 issued and outstanding at August 31, 2010	216	213
Paid-in capital	90,435	85,316
Retained earnings	35,775	25,052
Accumulated other comprehensive income items	17,335	11,592
Total Stockholders’ Equity	143,761	122,173
Total Liabilities and Stockholders’ Equity	$416,171	$342,848

Zep Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED MAY 31,		NINE MONTHS ENDED MAY 31,
	2011	2010	2011	2010
Net Sales	$167,921	$153,041	$472,197	$407,142
Cost of Products Sold	89,554	77,489	247,188	201,722
Gross Profit	78,367	75,552	225,009	205,420
Selling, Distribution, and Administrative Expenses	66,347	64,449	197,831	181,966
Restructuring Charges	—	1,951	1,469	2,350
Gain on Sale of Building	—	—	(676)	—
Acquisition and Integration Costs	429	—	429	1,550
Operating Profit	11,591	9,152	25,956	19,554
Other Expense:
Interest expense, net	1,576	555	5,061	1,284
(Gain) Loss on foreign currency transactions	52	38	(168)	45
Miscellaneous expense (income), net	10	(69)	137	(90)
Total Other Expense	1,638	524	5,030	1,239
Income before Provision for Income Taxes	9,953	8,628	20,926	18,315
Provision for Income Taxes	3,710	3,394	7,594	6,923
Net Income	$6,243	$5,234	$13,332	$11,392

Earnings Per Share:
Basic Earnings per Share	$0.29	$0.24	$0.61	$0.52
Basic Weighted Average Number of Shares Outstanding	21,603	21,324	21,502	21,247
Diluted Earnings per Share	$0.28	$0.23	$0.60	$0.51
Diluted Weighted Average Number of Shares Outstanding	22,071	21,857	21,975	21,716
Dividends Declared per Share	$0.04	$0.04	$0.12	$0.12

Zep Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	NINE MONTHS ENDED May 31,
	2011	2010
Cash Provided by (Used for) Operating Activities:
Net income	$13,332	$11,392
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	10,717	7,260
Deferred income taxes	2,393	945
Excess tax benefits from share-based payments	(795)	(251)
Gain on sale of property, plant and equipment	(672)	—
Other non-cash charges	3,451	3,134
Change in assets and liabilities:
Accounts receivable	3,045	(1,624)
Inventories	(9,434)	(2,084)
Prepayments and other current assets	158	1,019
Accounts payable	189	69
Accrued compensation and other current liabilities	(9,467)	(3,342)
Self-insurance and other long-term liabilities	(1,236)	(1,247)
Other assets	61	(102)
Net Cash Provided by Operating Activities	11,742	15,169

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(5,189)	(7,700)
Acquisitions	(76,065)	(63,511)
Proceeds from sale of property, plant, and equipment	1,080	—
Net Cash Used for Investing Activities	(80,174)	(71,211)

Cash Provided by (Used for) Financing Activities:
Proceeds from revolving credit facility	132,017	129,000
Repayments of borrowings from revolving credit facility	(82,442)	(89,000)
Proceeds from receivables facility	—	15,000
Employee stock issuances	997	255
Excess tax benefit from share-based payments	795	251
Dividend payments	(2,610)	(2,611)
Net Cash Provided by Financing Activities	48,757	52,895
Effect of Exchange Rate Changes on Cash	2,348	(870)
Net Change in Cash and Cash Equivalents	(17,327)	(4,017)
Cash and Cash Equivalents at Beginning of Period	25,257	16,651
Cash and Cash Equivalents at End of Period	$7,930	$12,634

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited; In thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
Reported (GAAP) Gross Profit	$78,367	$75,552	$225,009	$205,420
Incremental expense due to increased basis of acquired inventories (a)	—	325	984	850
One-time revenue benefit from French licensee transaction (d)	—	—	—	(1,089)
Wastewater disposal charges (e)	—	—	1,436	—
Acquisition and Integration Costs (c)	267	—	267	—

Adjusted Gross Profit	$78,634	$75,877	$227,696	$205,181

Adjusted Gross Profit Margin	46.8%	49.6%	48.2%	50.5%

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
Reported (GAAP) Net Income	$6,243	$5,234	$13,332	$11,392
Interest expense, net	1,576	555	5,061	1,284
Provision for Income Taxes	3,710	3,394	7,594	6,923
Depreciation and Amortization	3,635	2,964	10,717	7,260

EBITDA	$15,164	$12,147	$36,704	$26,859
Incremental expense due to increased basis of acquired inventories (a)	—	325	984	850
Restructuring Charges (b)	—	1,951	1,469	2,350
Acquisition and Integration Costs (c)	696	—	696	1,550
One-time revenue benefit from French licensee transaction (d)	—	—	—	(1,089)
Wastewater disposal charges (e)	—	—	1,436	—
Incremental legal costs associated with California matter (g)	642	—	642	—
Gain on sale of building (f)	—	—	(676)	—

Adjusted EBITDA	$16,502	$14,423	$41,255	$30,520

Adjusted EBITDA Margin	9.8%	9.4%	8.7%	7.5%

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES (continued)

(Unaudited; In thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
Reported (GAAP) Net Income	$6,243	$5,234	$13,332	$11,392
Incremental expense due to increased basis of acquired inventories (a)	—	202	627	529
Restructuring Charges (b)	—	1,213	936	1,462
Acquisition and Integration Costs (c)	437	—	443	964
One-time revenue benefit from French licensee transaction (d)	—	—	—	(677)
Wastewater disposal charges (e)	—	—	915	—
Incremental legal costs associated with California matter (g)	403	—	409	—
Gain on sale of building (f)	—	—	(431)	—

Adjusted Net Income	$7,083	$6,649	$16,231	$13,670

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
Reported (GAAP) Diluted Earnings Per Share	$0.28	$0.23	$0.60	$0.51
Incremental expense due to increased basis of acquired inventories (a)	—	0.01	0.03	0.02
Restructuring Charges (b)	—	0.06	0.04	0.07
Acquisition and Integration Costs (c)	0.02	—	0.02	0.04
One-time revenue benefit from French licensee transaction (d)	—	—	—	(0.03)
Wastewater disposal charges (e)	—	—	0.04	—
Incremental legal costs associated with California matter (g)	0.02	—	0.02	—
Gain on sale of building (f)	—	—	(0.02)	—

Adjusted Diluted Earnings Per Share (h)	$0.32	$0.30	$0.73	$0.61

(a) Under the purchase method of accounting, the total purchase price for certain assets and liabilities of Waterbury Companies, Inc. “Waterbury” has been allocated to net tangible and intangible assets based on their estimated fair values as of the September 2, 2010 closing date of the acquisition. The estimated fair value of acquired finished goods inventories exceeded the historical net book value for such goods by $1.0 million. As a result of this step-up in asset basis, we recognized an increase of cost of goods sold totaling $0.8 million in the first fiscal quarter of 2011 and $0.2 million in the second quarter of fiscal 2011. Similar charges recorded during comparative prior year periods pertain to the previously disclosed January 4, 2010 acquisition of Amrep, Inc.

(b) In the first quarter of fiscal 2011, we recorded a restructuring charge of $0.7 million for costs associated with facility consolidations and non-sales related headcount reductions. In the second quarter of fiscal 2011, we recorded a restructuring charge of $0.8 million for costs associated with non-sales related headcount reductions. In the first quarter of fiscal 2010, we recorded a restructuring charge of $0.4 million for costs associated with facility consolidations.

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES (continued)

(Unaudited; In thousands, except per-share data)

(c) The Company undertook efforts to integrate manufacturing processes and move inventory from Waterbury to the Company during the three months ended May 31, 2011.  We estimate the portion of expenses incurred during the third quarter of fiscal year 2011 that were duplicative with operating fees charged pursuant the transition services arrangement between Waterbury and the Company approximated $0.3 million.  Also, we incurred approximately $0.4 million in severance-related charges pertaining to the further integration of Amrep during the three months ended May 31, 2011.

In fiscal year 2010, the majority of these amounts include costs associated with advisory, legal and other due diligence-related services incurred in connection with acquisition-related activity. Acquisition costs associated with the Amrep, Inc. acquisition totaled $1.6 million during the first six months of fiscal 2010.

(d) In the first quarter of fiscal 2010, we executed a release agreement addressing historical business transactions with a third-party French licensee. We received a one-time, $1.1 million payment in the first quarter of fiscal 2010 pursuant to this release agreement.

(e) During the second quarter of fiscal 2011, we detected contamination within one of our manufacturing location’s waste streams, which caused a temporary increase in our wastewater disposal and overall operating costs. Reported net income in the second quarter of fiscal 2011 includes $1.0 million, or $0.04 per diluted share, of costs associated with this occurrence. The affected waste treatment facility is now fully functional, and we do not expect future cost associated with this occurrence, if any, to be material.

(f) As part of our previously disclosed restructuring efforts, we began marketing a facility in the Boston, Massachusetts area during fiscal 2010. We sold this facility during the second quarter of our fiscal 2011, and we have recognized the related gain within our operating results. We lease the majority of our selling branch and warehouse locations, and the sale of owned facilities occurs infrequently.

(g) During the third quarter of fiscal year 2011, the Company incurred approximately $0.6 million in incremental legal costs due to the California matter discussed earlier in this release.

(h) Rounding may affect summary presentation of adjusted diluted earnings per share totals.